Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR BOARD DECLARES SPECIAL DIVIDEND OF $5.97 PER SHARE

RICHMOND, VA, December 1, 2020 –Tredegar Corporation (NYSE:TG) announced today that its board of directors has declared a special dividend of $200 million or $5.97 per share on the company’s common stock (the “Special Dividend”).  The Special Dividend is payable on December 18, 2020 to shareholders of record at the close of business on December 11, 2020.

John Steitz, Tredegar’s president and chief executive officer said, “The Special Dividend is a direct result of our strong cash generation that resulted in cash in excess of debt of $28 million at September 30, 2020, which increased further at the end of October with the closing on the sale of our Personal Care business for estimated net proceeds (after transaction costs, purchase price adjustments and transition services) of $45 to $50 million.  In addition, the distribution of excess cash is being supplemented by borrowings under our revolving credit facility, which has a maturity date in June 2024, thereby allowing us to prudently use financial leverage in a low interest rate environment while also preserving available capital to meet the needs of our business units.”

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